EXHIBIT 4.5
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                               TLC VENTURES CORP.
             700 - 900 West Hastings Street, Vancouver, BC, V6C 1E5
                                Fax: 604-687-3912

December 11, 2003

Orogen Holding (BVI) Limited
c/o Gold Fields Exploration Inc.
6400 S Fiddlers Green Circle
Englewood, CO 80111
USA
Fax: +1(303)796-8683

Attention:        Craig Nelsen, Director

Dear Craig:

                          STRATEGIC ALLIANCE AGREEMENT
                          ----------------------------

For good and valuable consideration, we provide this letter to confirm the terms and conditions agreed to in respect of our strategic relationship (the "Strategic Alliance"). By signing this letter the parties are confirming that they have entered into a binding agreement (the "Agreement") on the terms and conditions contained herein.

DEFINITIONS

In this Agreement:

"Non-Strategic Project" means any Project (as defined below) owned or held by the mineral exploration subsidiary of Gold Fields Limited, Orogen Holding (BVI) Limited ("Orogen"), or any subsidiaries of Orogen (collectively with Orogen, "Gold Fields"), that in its sole discretion it intends to dispose of to a third party in an arms' length transaction but specifically excludes Projects the holding of which or transacting upon Gold Fields in its sole discretion deems to be strategic to its business or that through other contractual agreements it is required to offer to other parties as part of previous agreements.

"Project" means any portion of a party's interest in, or rights to acquire an interest in, mineral concessions in any location.

"Project Data" means all information of all types and descriptions whatsoever and in whatever storage medium over which the party has possession or control and which may be provided to another party without violating any terms or conditions of any agreements, orders or instruments by which they are bound insofar as the same relates to a Project, including, but not limited to the following: (a) all maps, surveys, test results, samples and sampling results, reports, interpretations, studies, analyses, feasibility studies, and all other information and data derived by or on behalf of the Project owner in the course of exploration or other activities or operations on or in connection with the Project, and (b) all business files, records and information relating to the Project.

RIGHT OF FIRST REVIEW

Should TLC Ventures Corp. or any of its subsidiaries (collectively, the "Company") intend to transfer, assign, option or joint venture a Project owned or controlled by the Company to an arms' length third party directly or indirectly, Gold Fields shall have an exclusive right of first review of the Project Data. The Company will give Gold Fields written notice of its intention to offer a Project for transfer, assignment, option or joint venture. Within 5 business days of receipt of the notice, Gold Fields may execute and deliver to the Company a confidentiality agreement in form reasonably acceptable to the parties and will then have the exclusive right to review all Project Data for a 10-business day period, after which the Company may contact other potential transferees, assignees, optionees or joint

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venture partners. The 10-business day review period will be deemed to have started on the business day that the Project Data is received by Gold Fields. The Company will not (a) make known to any third party its intention to transfer, assign, option or joint venture a Project; or (b) make any Project Data available to any such third party until the 10-business day period has elapsed.

Should Gold Fields intend to transfer, assign, option or joint venture a Non-Strategic Project to an arms' length third party directly or indirectly, the Company shall have an exclusive right of first review of the Project Data. Gold Fields will give the Company written notice of its intention to offer a Non-Strategic Project for transfer, assignment, option or joint venture. Within 5 business days of receipt of the notice, the Company may execute and deliver to Gold Fields a confidentiality agreement in form reasonably acceptable to the parties and will then have the exclusive right to review all Project Data for a 10-business day period, after which Gold Fields may contact other potential transferees, assignees, optionees or joint venture partners. The 10-business day review period will be deemed to have started on the business day that the Project Data is received by the Company. Gold Fields will not (a) make known to any third party its intention to transfer, assign, option or joint venture a Project; or (b) make any Project Data available to any such third party until the 10-business day period has elapsed.

PRO-RATA PRE-EMPTIVE RIGHT

Each time the Company proposes to issue any equity security or a security that is convertible into an equity security (collectively referred to herein as "Equity Securities"), the Company shall offer to Gold Fields the right to purchase that number of such Equity Securities equal to the number of common shares of the Company owned by Gold Fields divided by the number of issued and outstanding shares of the Company multiplied by the number of Equity Securities to be issued by the Company as of the date of the written notice described below. The Company will deliver written notice of its intention to issue Equity Securities to Gold Fields stating the number of Equity Securities that Gold Fields is entitled to purchase along with the terms and conditions of such offering. Gold Fields will have five business days from the receipt of the written notice to offer to purchase, in whole or in part, the number of Equity Securities that it is entitled to purchase. The closing of the purchase by Gold Fields will be concurrent with the closing of the Equity Security financing; provided, however, that Gold Fields' obligation to purchase the Equity Securities will be conditioned upon the closing of the entire offering, which condition Gold Fields may waive in whole or in part. The Company may sell to a third party any Equity Securities not purchased by Gold Fields in accordance with these terms.

This pro-rata pre-emptive right does not apply to options issued pursuant to an incentive stock option plan for directors, employees and consultants of the Company adopted in accordance with the rules and policies of a Canadian stock exchange, the issuance of any security upon the conversion or exercise of any outstanding security or any issuance where the Company's shareholders are treated equally such as a subdivision, amalgamation or reorganization.

GENERAL TERMS

The term of this Agreement (and the rights and obligations hereunder other than the confidentiality provision in the following paragraph) is three years from the date first written above.

Except as may be require by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to a party, while this Agreement is in effect and for a period of one year thereafter, each party shall keep confidential all discussions and communications between them including. without limitation, all information communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by a party to do so, the other party shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Agreement to provide to the first party a letter confirming their agreement. to. be personally bound by these non-disclosure provisions.

Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement.

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This Agreement constitutes the entire agreement between the parties hereto in respect of the matters referred to herein. This Agreement is governed by the laws of British Columbia and the laws of Canada applicable therein. The parties hereby submit to the jurisdiction of the Courts of British Columbia in connection with any disputes arising hereunder.

Any notice or other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand or by fax to the parties at the addresses set out above.

This Agreement may be signed by fax and in counterpart.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.


SIGNED, SEALED AND DELIVERED BY
TLC VENTURES CORP, per:

/s/
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Authorized Signatory

Name of Signatory:         Edward Farrauto

Title of Signatory:        President

SIGNED, SEALED AND DELIVERED BY
OROGEN HOLDING (BVI) LIMITED per:

/s/
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Authorized Signatory

Name of Signatory:         Paul Fortin

Title of Signature:        Director







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